Exhibit 23.1

CONSENT OF RYDER SCOTT COMPANY, L.P.

Ryder Scott Company, L.P. hereby consents to the references to its firm in the form and context in which they appear in this Registration Statement on Form S-3 and any amendments thereto filed by Viper Energy Partners LP (“Viper”) and the related prospectus that is a part thereof. Ryder Scott Company, L.P. hereby further consents to the use and incorporation by reference of information from its reports regarding estimates of proved reserves, future production and income attributable to certain royalty interests of Viper as of December 31, 2014 and 2013.

Ryder Scott Company, L.P. further consents to the reference to this firm under the heading “Experts” in the Registration Statement and related prospectus.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

July 1, 2015